Exhibit 10.80
Non-Compete and Change in Control Agreement
This Agreement is between the individual named on the signature page of this Agreement (“Executive”) and Rockford Corporation, an Arizona corporation, (“Rockford”). Executive and Rockford agree as follows:
1	Background and Purpose
1.1	Executive’s Position. Executive is currently a member of Rockford’s senior management team, with the title identified on the signature page of this Agreement.

1.2	Confidential Information. Executive has access to confidential information that might be of substantial help to Rockford’s competitors, including information that could harm Rockford if used to compete with Rockford.

1.3	Potential Change of Control. Rockford is a public company and this position subjects Executive to significant risks associated with a change of control at Rockford. Subject to the limitations in this Agreement, Rockford desires to protect Executive from such risks.

1.4	Non-compete and Non-Disclosure. Rockford also desires to secure Executive’s promise not to disclose confidential information and not to compete with Rockford for a reasonable period after any termination of Executive’s employment.

1.5	Definitions. In this agreement, the following terms have the meanings given below:
(a)	Benefits Date is the date Executive becomes entitled to receive Severance Benefits because an event occurs that satisfies the conditions stated in Section 2.1.

(b)	Business Reason exists if any of the following occur:
(1)	Executive acts with personal dishonesty, related to Executive’s responsibilities to Rockford, that results in Executive’s substantial and unjust personal enrichment,

(2)	Executive is charged with committing a felony, other offense involving moral turpitude, or other offense that is injurious to Rockford or its reputation, and the Board finds that such charge has consequences for Rockford that create a Business Reason,

(3)	Executive’s willful or gross misconduct is injurious to Rockford or its reputation,

(4)	Executive substantially breaches Executive’s obligations and duties as a member of Rockford’s senior management, or under any agreement with Rockford, and fails to correct the breach after reasonable notice from Rockford.
(c)	Change of Control means any merger, consolidation, sale of assets or other similar transaction or series of transactions involving Rockford, but excluding any transaction if
(1)	Rockford’s shareholders immediately before the transaction or series of transactions continue to own a majority of the combined voting power of the entity that survives the transaction, or

(2)	Rockford directors who
(a)	were Rockford directors immediately before the transaction or series of transaction; and

(b)	continue to serve on the board of directors of the surviving entity constitute a majority of the directors of that entity for not less than one year after the transaction.
(d)	Competitive Business means a business that manufactures or distributes mobile audio products that are competitive with the products Rockford (directly or through any division or subsidiary) manufactures or distributes during the term of Executive’s employment at Rockford.

(e)	Confidential Information means trade secrets and other proprietary information that
(1)	is not generally known to the public,

(2)	Rockford has used, developed, or obtained, and

(3)	relates to Rockford’s business or the business of any Rockford customer or supplier.
Confidential Information includes, but is not limited to, information contained in or about:

○	Products or services,

○	Fees, costs and pricing structure,

○	Designs, drawings, and photographs,

○	Analyses, formulae, and reports,

○	Computer software, including operating systems, applications, databases, program listings, flow charts, manuals and documentation;

○	Accounting and business methods,

○	Inventions and new developments and methods, whether patentable or not and whether reduced to practice or not,

○	Copyrightable works,

○	Customers and customer lists, and

○	all similar and related information in whatever form.
Confidential Information excludes information that is or was
○	Rightfully known by Executive before Rockford employed Executive,

○	Publicly available through no fault or action of Executive, or

○	Published in a form generally available to the public through no fault or action of Executive.
(f)	Good Reason exists if any of the following occur without Executive’s consent and the notice and cure conditions stated below are satisfied:
(1)	Rockford substantially reduces Executive’s overall scope of duties, authorities and responsibilities. Executive acknowledges that a new position in a larger combined company is not a reduction if it is in the same area of operations and involves a similar scope of management responsibility, even if the formal position is less senior within the larger combined company,

(2)	Rockford requires that Executive materially change Executive’ s place of employment. A change is not material if it involves a move of 50 miles or less from Executive’s current business location, or

(3)	Rockford materially reduces Executive’s base salary, except that it is not a material reduction in any year if
(a)	Executive’s base salary after the reduction is equal to or greater than the average of Executive’s base salary in the 3 years before the reduction minus 10 percent; or
(b)	a reduction in Executive’s base salary that is consistent with a general reduction of pay across Rockford’s senior management as a group due to poor financial performance or failure to meet financial objectives.
Good Reason exists only if:
(x)	Executive provides Rockford notice that at least one of the conditions described in this Section (f) exists within 90 days after the condition arises; and

(y)	Rockford has a period of not less than 30 days nor more than 60 days to remedy the condition and Rockford does not do so; and

(z)	Executive elects to terminate Executive’s employment at Rockford within 10 days after Rockford’s period to cure the condition expires.
(g)	Rockford means Rockford Corporation and any division, subsidiary, joint venture, or other business entity that Rockford owns directly or indirectly.

(h)	Severance Benefits has the meaning given in Section 2.2.
2	Change in Control Benefits.
2.1	Right to Benefits. If, while this Agreement is in force:
(a)	Executive is an employee on the date of a Change of Control at Rockford, and

(b)	Within one year after the Change of Control, either
(1)	Rockford terminates Executive’s employment without a Business Reason, or

(2)	Executive terminates Executive’s employment with Good Reason then Executive will receive the Severance Benefits. For purposes of this Agreement, termination of employment means separation from service as defined under Section 409A of the Code and regulations hereunder.
2.2	Severance Benefits. If the conditions in Section 2.1 are satisfied then Executive will receive the following Severance Benefits:
(a)	Payment of the larger of
(1)	Executive’s annual base salary and bonus as of the date of the Change of Control, or

(2)	Executive’s annual base salary and bonus as of the Benefits Date times the multiple stated on the signature page of this Agreement.
For purposes of this Section 2.2(a), the amount of Executive’s bonus will be computed based on the average of the highest 2 bonuses paid to Executive during the 3 full years before Benefits Date (for example, if Executive’s bonuses in the 3 years before the Benefits Date were $30,000, $10,000, and $50,000, then Executive’s bonus under this agreement is $40,000).
(b)	Payment of Executive’s vacation accrued through the Benefits Date,

(c)	Rockford will allow Executive to exercise all of the stock options Rockford has granted to Executive that are vested as of the Benefits Date in accordance with the terms of the stock option plan and the stock option grant given to Executive. In addition, to the extent Executive elects to be paid Executive’s base salary in accordance with Rockford’s ordinary payroll policies, Rockford will permit Executive’s stock options to vest during the period when Rockford is paying the base salary component of Executive’s Severance Benefits; provided that such options cannot be exercised later than the latest date in which they were otherwise exercisable under any circumstances, or the 10th anniversary of the original date of grant, if earlier. (This treatment will not require that Rockford permit Executive to participate in any other Rockford benefit programs), and

(d)	If required by COBRA, and only to the extent Executive elects under applicable COBRA procedures, continuation of Executive’s group health benefits under Rockford’s standard health benefit plans as of the Benefits Date until the earlier of:

(1)	the expiration of the period required by COBRA (generally 18 months, but may be longer if required by COBRA); or

(2)	the date Executive becomes eligible to be covered under a group health plan of another employer.
Rockford will reimburse Executive for the cost of Executive’s group health benefits during this period.
2.3	Exclusivity. The Severance Benefits are exclusive. If there is a Change of Control and the conditions in Section 2.1 are satisfied, Rockford’s sole obligation to Executive is to pay the Severance Benefits. Executive acknowledges that Executive is not entitled to any other benefits, compensation or other payments or rights upon termination and Executive releases all claims against Rockford relating to any termination under the conditions stated in Section 2.1.

2.4	Payment and Withholding.
(a)	At Executive’s option, documented as described below, Rockford will pay the base salary component of Executive’s Severance Benefits either:
(1)	beginning on the 1st payroll period after Executive’s termination of employment in accordance with Rockford’s ordinary payroll policies over the period such payments would be made at Executive’s base salary in the year before the Change of Control event (for example, if the multiple is two times base salary, such payments would be made over a two-year period), or

(2)	any balance in a lump sum payable on the first day of any month elected by the Executive within the payment period described in (a), above.
An election under this Section 2.4(a) will be made when this Agreement is executed. Executive may change the election in the manner specified by Rockford, but it will be effective only if made not less than six months before a Change of Control.
(b)	The election under Section 2.4(a) is not available with respect to any amount that is subject to Section 409A. However, prior to a Change of Control, in accordance with transition rules under Section 409A, Executive may elect whether to receive any Severance Benefits that are based on base salary and subject to Section 409A in a lump sum or as salary continuation. Such election, if made in 2007, will be valid for terminations occurring in 2008 or afterwards, and any election made in 2008 will be valid for any terminations occurring in 2009 and afterwards. Any additional election made after 2008 for amounts subject to Section 409A will be made in the time and manner required under Section 409A.
(c)	Absent an election under either Section 2.4(a) or 2.4(b), benefits will be paid under Section 2.4(a)(1).

(d)	Rockford will compute and pay the bonus component of Executive’s Severance Benefits set forth in Section 2.2(a) at the time it computes and pays annual bonuses to its executive team, which will be during the period of January 1 through March 15 of the year after the year for which the current year bonus is earned, However, if the multiple set forth in this Agreement is 2 or more, one-half of the bonus amount will be paid during the period set forth in the previous sentence, and one-half will be paid during the period of January 1 through March 15 of the year following the first payment.

(e)	All payments of Severance Benefits are subject to withholding for applicable taxes.
3	Other Terms of Employment.
3.1	Agreement not Exclusive. This Agreement governs only Executive’s rights to Severance Benefits if the conditions in Section 2.1 are satisfied and the other matters specifically addressed elsewhere in this Agreement. Other terms of Executive’s employment are governed by Rockford’s employee manual and general employment policies. Except for the express obligations stated in this Agreement, this Agreement does not change the terms of Rockford’s employment of Executive.

3.2	Employment is At-Will. In particular, Rockford and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. Either Rockford or Executive may terminate this Agreement and Executive’s employment at any time for any reason by giving written notice of termination.

3.3	No General Severance Rights. This Agreement does not establish a general right to severance benefits. If Executive’s employment ends for any reason other than the occurrence of a Benefits Date, Executive will receive only the payments and benefits due under Rockford’s employee plans and policies as in effect at the time of termination and will not receive any Severance Benefits under this Agreement.

3.4	Other Agreements. Executive has signed the agreements and documents relating to Executive’s employment at Rockford identified on the signature page to this Agreement. These documents discuss other terms of Executive’s employment at Rockford. If there is any conflict between this Agreement and the other documents, this Agreement will control.
4	Executive’s Obligations.
4.1	Non-Competition and Non-Solicitation. During the term of Executive’s employment at Rockford (including any period when Executive is treated as an employee under Rockford’s stock option plans and Section 2.2(c)), and for one year after any termination of Executive’s employment at Rockford, Executive will not:
(a)	Engage in, plan for, organize, work for, or assist, directly or indirectly, any Competitive Business. Executive will not violate this restriction if Executive owns less than 1% of a publicly traded company that competes with Rockford, so long as Executive has no active participation in its business,

(b)	Directly or indirectly
(1)	induce or attempt to induce any Rockford employee to leave Rockford,

(2)	induce or attempt to induce any Rockford customer, supplier, licensee or other business relation to cease doing business with Rockford, or

(3)	interfere with the relationship between Rockford and any Rockford employee, customer, supplier, licensee or business relation.
4.2	Confidential Information. During and after the term of Executive’s employment at Rockford, Executive will not disclose, use (either alone or with others), copy, or encourage anyone else to disclose to any other person or firm any of Rockford’s Confidential Information unless the use, copying, or disclosure is:
(a)	within the scope of Executive’s duties and responsibilities for Rockford,

(b)	done with Rockford’s consent, or

(c)	required by law, but if Executive believes a disclosure is required by law then Executive will first give Rockford notice of the proposed disclosure and the opportunity to seek a protective order or take other action to maintain the confidentiality to the maximum extent the law permits.
Executive will take appropriate steps to safeguard the Confidential Information and prevent its inadvertent disclosure or theft.
4.3	Return of Documents. Upon termination of Executive’s employment, or upon Rockford’s request, Executive will return to Rockford all memoranda, notes, plans, records, documentation and other materials (including copies and information stored on computer) containing any of Rockford’s Confidential Information. Executive will not make, retain, or give to any other person any copy or extract of any item Executive may be obligated to return to Rockford.

4.4	Actions. Executive acknowledges that it would be difficult to determine damages, and Rockford will not have an adequate remedy at law, if Executive breaches this Agreement. Accordingly, if Executive breaches this Agreement, Rockford may seek injunctive relief to enforce this Agreement. Nothing in this section limits or excludes any and all other rights, including rights to money damages, granted to Rockford in law or equity.
5	Reformation and Severability. If a section of this Agreement is deemed unreasonable as to time or scope by any court or arbitrator, then the court or arbitrator may modify the section so that it is reasonable and must then enforce the section as modified. If a section of this Agreement is deemed unreasonable by a court or arbitrator and cannot be modified so that it is reasonable, the section is severable from the remainder of this Agreement, which must be enforced according to its terms.

6	Compliance with Section 409A
6.1	Intent to Comply; Interpretation. Payments under this Agreement are intended to comply with or be exempt from Section 409A of the Code and this Agreement shall be interpreted to comply with Section 409A. For purposes of the Agreement, the salary continuation payments described in Section 2.4(a)(1) shall be treated as a series of separate payments.

6.2	Amounts Exempt from Section 409A. Because the payments under this Agreement are the result of an involuntary termination as defined under Section 409A, to the extent the payments under this Agreement are
(a)	totally exempt from Section 409A; or

(b)	exempt up to the Applicable Amount and are paid within a period no later than the last day of the second taxable year following the Executive’s termination of employment,
Executive may make the election in Section 2.4(a) with respect to such exempt payments and such payments will be paid without regard to the six-month delay described in Section 6.3 below, if applicable. As used in this Agreement, “Applicable Amount” means two times the lesser of:
(A)	Executive’s annualized compensation for the year prior to Executive’s termination (as adjusted and within the meaning of Section 409A of the Code); or

(B)	the maximum amount that may be taken into account under a qualified plan in accordance with Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
6.3	Six-month Delay for Certain “specified employees.” Any payments under this Agreement that are paid to a “specified employee” as defined under Section 409A and that are not exempt as an involuntary severance payment, short-term deferral, nontaxable or exempt health care benefit, or otherwise, shall be paid no earlier than the first day of the seventh month after the Executive’s termination of employment (“Delayed Payment Date”). Any non-exempt lump sum payment delayed under the previous sentence shall be paid on the Delayed Payment Date. Salary continuation payments shall be made in accordance with the schedule set forth in this Agreement, and with respect to the total of such payments, the Applicable Amount shall be paid first, followed by non-exempt amounts in excess of the Applicable Amount, but in no event will amounts in excess of the Applicable Amount be paid before the Delayed Payment Date. If a delay of payment is required under the preceding sentence, any delayed payments that were otherwise due before the Delayed Payment Date under this Agreement will be made to the Executive in a lump sum on the Delayed Payment Date.
7	Term and Termination.
7.1	Term. This Agreement is effective during the term while Rockford employs Executive. This Agreement is also effective after termination of Executive’s employment to the extent any of its terms require performance after termination.

7.2	Termination. At any time before:

(a)	Rockford enters into an agreement that would result in a Change of Control, or

(b)	Any other event occurs that results in an actual Change of Control
Rockford’s board of directors may terminate this Agreement for any reason other than as restricted in the next sentence. Rockford’s board of directors may not terminate this Agreement in anticipation of, or to facilitate, a Change of Control. In connection with any termination, Rockford’s board of directors must resolve in good faith that the termination is not in anticipation of, or to facilitate, a Change of Control. Termination is effective when Rockford gives Executive notice of the board’s vote to terminate.
8	Miscellaneous.
8.1	Non-delegation of Executive’s Rights. Executive’s obligations, rights and benefits under this Agreement are personal and may not be delegated, assigned, or transferred without written consent from Rockford.

8.2	Notices. Notices are effective:
(a)	upon delivery to the recipient if sent in person, by e-mail, or by facsimile, or

(b)	three days after mailing, certified or registered mail, return receipt requested.
Notices must be sent to the addresses stated on the signature page of this Agreement. A party may change its address by giving notice of the new address.
8.3	Governing Law. Arizona law will govern this Agreement.

8.4	Attorneys’ Fees. In any proceeding arising out of this Agreement the prevailing party is entitled to reasonable attorneys’ fees, costs and other expenses incurred in connection with such proceeding. Rockford will pay amounts due Executive under this provision, if any, on or before the end of the year after Rockford is declared legally obligated by a court or other forum of applicable jurisdiction to make such payments (and after any period for appeal expires or any appeal is completed and affirms the obligation to pay), and this provision shall exist for the life of the Executive.

8.5	Arbitration. Disputes arising out of this Agreement or out of Executive’s employment at Rockford will be submitted to binding arbitration in metropolitan Phoenix, Arizona, before a single arbitrator or, if the parties cannot agree upon a single arbitrator, before a panel of three arbitrators, one selected by each party (within 10 days after notice of a dispute and failure to agree upon a single arbitrator) and a third appointed by the arbitrators selected by the parties. The selection of arbitrators and all arbitration proceedings will be in accordance with the rules for commercial arbitration of the American Arbitration Association, as amended to the date of the proceedings, and judgment upon the award may be entered in any court having jurisdiction. The arbitrators must render a decision within 30 days after their appointment and may award the costs of arbitration as they see fit.
8.6	Amendment and Waiver. The parties may amend this Agreement, and a party may waive another party’s obligations under this Agreement, but the amendment or waiver must be in writing and signed by all parties to this Agreement. If a party waives any breach, the waiver applies only to the specific breach waived. It will not waive any other breach (including a subsequent breach of the same obligation).

8.7	Counterparts. The parties may execute this Agreement in counterparts. Each counterpart will be deemed an original, but all counterparts together constitute one and the same instrument.

8.8	Termination of Prior Agreement. Rockford and Executive are parties to a Change of Control Agreement covering substantially the same subject matter as this Agreement and dated the date indicated on the signature page (the “Prior Agreement”). This Agreement is intended to supercede the Prior Agreement and the parties agree that the Prior Agreement is terminated in all respects.
[Remainder of Page Intentionally Left Blank]

9	Execution and Effective Date. This Agreement is executed and effective on __________, 2007.

Rockford Corporation, an Arizona corporation

By
President

Address:	600 S. Rockford Dr.
Tempe, AZ 85281
Phone:	(480) 967 - 3565
Fax:	(480) ___ - ____

Executive

Signature

Printed Name

Address:

Phone:	(480) ___ - ____
Fax:	(480) ___ - ____

Title:

Salary Multiple under Section 2.2:

Other agreements and documents relating to Executive’s employment:
○	Employee Agreement (relating to Invention ownership and disclosure), signed on __________, ____.

○	Offer Letter signed on __________, ____.
Date of Prior Change of Control Agreement (terminated by this Agreement): __________, 20__.